Exhibit 99.1

news release

Encana announces agreement to sell its San Juan assets

Calgary, Alberta (October 1, 2018) TSX, NYSE: ECA

Encana Corporation (Encana) (TSX, NYSE: ECA), announced today that its wholly-owned subsidiary, Encana Oil & Gas (USA) Inc., has reached an agreement to sell its San Juan assets, located in New Mexico for US$480 million to Denver-based DJR Energy, LLC.

“This transaction is consistent with our strategy and our objective of delivering quality returns to our shareholders. It adds to our financial strength and is aligned with our focus on maximizing the value of our assets and disciplined allocation of capital,” said Doug Suttles, Encana President & CEO. “This is a very exciting year for our company as we deliver strong growth and generate free cash flow, demonstrating the strength and quality of the business we have built.”

Encana’s San Juan assets include approximately 182,000 net acres. In 2017, the assets delivered average production of approximately 5,400 barrels of oil equivalent per day including 3,900 barrels per day of liquids. The sale is subject to the satisfaction of normal closing conditions and customary closing adjustments. The transaction is expected to close in the fourth quarter of 2018 with an effective date of April 1, 2018.

Encana Corporation

Encana is a leading North American energy producer that is focused on growing its strong portfolio of diverse resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING NON-GAAP MEASURES - Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows: Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures. Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, FLS) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: expected consideration to Encana, including value of adjustments thereto, the use of proceeds therefrom, expectation that the closing conditions and regulatory approvals will be satisfied and the timing of closing thereof; anticipated benefits from the transaction, including additional financial strength; expected growth and free cash flow; ability to deliver quality returns to shareholders; and expected completion of Encana’s share repurchase program.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: assumptions contained in Encana’s corporate guidance and five-year plan; enforceability of the sale agreement; ability to satisfy closing conditions and regulatory approvals, successful closing of, and the value of post-closing and other adjustments; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

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Risks and uncertainties that may affect these business outcomes include: risks inherent to closing the transaction including whether it will close on a timely basis or at all; adjustments to reduce expected proceeds and value to Encana; commodity price volatility; counterparty and credit risk; risks inherent in Encana’s corporate guidance and five-year plan; variability in the amount, number of shares and timing of purchases, if any, pursuant to the share repurchase program; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606	Media contact: Simon Scott Vice-President, Communications (403) 645-2526

Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Jay Averill Director, External Communications (403) 645-4747

SOURCE: Encana Corporation

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